                                                                      EXHIBIT 19

                                      FINAL

DOMESTIC SALES AGREEMENT

INTEROIL LIMITED
(REFINER)

and

SHELL PAPUA NEW GUINEA LIMITED
(PURCHASER)

ARTHUR ROBINSON & HEDDERWICKS
Stock Exchange Centre
530 Collins Street
Melbourne 3000 Australia
Tel 61 3 9614 1011
Fax 61 3 9614 4661

pjsm M0110891807v6 969289 MXS

(C) Copyright Arthur Robinson & Hedderwicks 2004

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

TABLE OF CONTENTS
1.    DEFINITIONS & INTERPRETATION                                                  2
      1.1       Definitions                                                         2
      1.2       Interpretation                                                      7
      1.3       Consents or Approvals                                               8
      1.4       Commencement                                                        8
      1.5       Relationship between parties                                        8

2.    AGREEMENT TO SUPPLY                                                           8

3.    REFINER'S OBLIGATION TO SUPPLY PRODUCT TO PURCHASER                           9

4.    PURCHASER'S OBLIGATION TO PURCHASE PRODUCT FROM THE REFINER                   9

5.    GENERAL CO-OPERATION REGARDING AVAILABILITY OF PRODUCT                       10
      5.1       Refinery Shut-In                                                   10
      5.2       Regular communication                                              10

6.    FORECASTING                                                                  10

7.    NOMINATIONS                                                                  11
      7.1       Nomination for Product supply at the Gantry and Wharf.             11
      7.2       Offtake Co-ordinator and Firm Program                              12
      7.3       Firm Program Confirmations and Accepted Nominations                13

8.    PRODUCT PRICE                                                                14

9.    CONDITIONS OF PURCHASE APPLY                                                 14

10.   TERMINATION                                                                  14
      10.1      Termination Events                                                 14
      10.2      Termination by Notice                                              14
      10.3      Effect of Termination                                              15
      10.4      Survival                                                           15

11.   CHANGES TO THE PROJECT AGREEMENT                                             15
      11.1      General consultation                                               15
      11.2      Changes to the Project Agreement                                   16

12.   CONFIDENTIALITY                                                              16
      12.1      No disclosure                                                      16
      12.2      Permitted disclosures                                              16

13.   COSTS AND EXPENSES                                                           17

14.   REPRESENTATIONS AND WARRANTIES                                               17

15.   NOTICES                                                                      18

16.   GOVERNING LAW                                                                19

                                    PAGE (i)

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

17.   FORCE MAJEURE                                                                19
      17.1      Event of Force Majeure                                             19
      17.2      Remedy of Force Majeure                                            20
      17.3      Mitigation                                                         20

18.   ENUREMENT                                                                    20

19.   DISPUTES                                                                     20

20.   MERGER                                                                       21

21.   ASSIGNMENT                                                                   21

22.   AGREEMENT CONDITIONAL ON NOVATION                                            22
      22.1      Obligation to Assign                                               22
      22.2      Condition Precedent                                                22

23.   FURTHER ASSURANCES                                                           22

24.   PRIOR AGREEMENTS                                                             22

25.   WAIVER                                                                       22

26.   COUNTERPARTS                                                                 22

SCHEDULE 1                                                                         23

      Conditions of Purchase for a supply of Product at Wharf                      23

SCHEDULE 2                                                                         24

      Conditions of Purchase for supply of Product at Gantry                       41

SCHEDULE 3                                                                         48

      Deed of Novation                                                             48

                                   PAGE (ii)

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

DATE        [#]

PARTIES

       1. INTEROIL LIMITED (company number 1-22826) of Level 6, Defens Haus, Cnr Hunter Street and Champion Parade, Port Moresby, Papua New Guinea (REFINER).

       2. SHELL PAPUA NEW GUINEA LIMITED (company number 1-6349) of Level 10, Pacific Place, Cnr Musgrave Street and Champion Parade, Port Moresby, Papua New Guinea (proposed to be renamed InterOil Distribution Company Limited)(PURCHASER).

 BACKGROUND

       1. InterOil Limited, a member of the InterOil Group, has constructed or is in the course of constructing a petroleum refinery at Napa Napa National Capital District and Central Province in Papua New
            Guinea.

       2. The construction and operation of the petroleum refinery by InterOil Limited is recognised and supported by The Independent State of Papua New Guinea pursuant to the Project Agreement between the Independent State of Papua New Guinea, InterOil Limited and EP InterOil, Ltd., as a project of national significance for Papua New Guinea.

        3. Following completion of construction and the commissioning of the petroleum refinery by InterOil Limited, it will become a domestic producer in Papua New Guinea of refined petroleum products.

        4. The Shell Group is a major distributor of refined petroleum products in Papua New Guinea and intends to distribute such products through Shell Oil Products (PNG) Limited (or another member of the Shell Group incorporated in Papua New Guinea) to replace such distribution activities currently conducted by the Shell Group through Shell Papua New Guinea Limited.

        5.  The parties are entering into this Agreement to:

            A. facilitate a smooth transition from reliance on imported refined petroleum products to 5. domestically refined petroleum products in Papua New Guinea;

            B. encourage the continued operation and the development of a dependable domestic petroleum distribution system to service the domestic market in which customers, the citizens of Papua New Guinea, financiers and the parties can have confidence by creating a framework for the efficient, stable and economic production and distribution of domestically produced petroleum products, thereby promoting:

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

                  (i) the development of a substantial and stable customer base and a stable financial environment for the production activities of the petroleum refinery;

                  (ii) the integrity of the domestic petroleum refining capacity and the domestic petroleum distribution system for the benefit of customers and the encouragement of domestic and foreign investment in Papua New Guinea; and

                  (iii) the general national interest of Papua New Guinea. (

      6.    Pursuant and subject to this Agreement:

            A. the purchaser of petroleum products under this Agreement wishes to acknowledge that in accordance with the requirements of the Project Agreement referred to in Recital 2, as a domestic distributor of petroleum products in Papua New Guinea it will to the extent possible buy all its requirements for petroleum products for distribution in Papua New Guinea from InterOil Limited's refinery and proposes to do so in accordance with the terms and conditions of this Agreement; and

            B. the InterOil Group and the Shell Group will capitalise upon their specific areas of specialisation and expertise to pursue those aims set out in Recital 5 by delineating their functions so that:

                  (iv) the InterOil Group can focus on its business mission of exploring for, extracting and refining petroleum products and investing in related infrastructure, in Papua New Guinea; and

                  (v) the Shell Group can in Papua New Guinea focus on its business mission and strengths relating to the marketing and domestic distribution of refined petroleum products, where it already has a substantial market presence.

IT IS AGREED as follows.

1.    DEFINITIONS & INTERPRETATION

1.1   DEFINITIONS

      The following definitions apply unless the context otherwise requires:

      ACCEPTED NOMINATION means, in relation to a Nomination (including a tentative Nomination) accepted in the Firm Program Confirmation relating to the Delivery Period of that Nomination, the resulting binding obligation of the:

      (a)   Purchaser to purchase; and

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (b)   Refiner to supply, deliver and sell,

      the Product or Products to which that Nomination relates in accordance with the terms of this Agreement and the applicable Conditions of Purchase.

      AFFILIATE means:

      (c) in relation to NV Koninklijke Nederlandsche Petroleum Maatschappij, The Shell Transport and Trading Company plc and the Purchaser, means each of them and any body corporate which is for the time being directly or indirectly controlled by NV Koninklijke Nederlandsche Petroleum Maatschappij and The Shell Transport and Trading Company plc or either of them; and

      (d) in relation to IOC, any body corporate which is for the time being directly or indirectly controlled by IOC.

      For this purpose:

      (e) a company is directly controlled by another company beneficially owning shares carrying more than 50 percent of the votes at a general meeting of shareholders (or its equivalent) of the first mentioned company; and

      (f) a particular company is indirectly controlled by a company if a series of companies can be specified, beginning with that company and ending with the particular company, so related that each company in the series is directly controlled by one or more of the companies earlier in the series.

      AUTHORITY means any government or any governmental, semi-governmental, city, municipal, civic, administrative, fiscal, statutory or judicial body, instrumentality, department, commission, authority, tribunal, agency or other similar entity, including any self-regulatory organisation established under statute and any stock exchange.

      BUSINESS DAY means a day on which trading banks are open for the transaction of banking business in Port Moresby, Papua New Guinea.

      COMMENCEMENT DATE has the meaning given in Clause 1.4.

      COMPLETION has the meaning given in the Purchase and Sale Agreement.

      CONDITIONS OF PURCHASE means those additional terms of trade applicable to a particular supply of Product made pursuant to this Agreement, being:

      (a) in relation to supplies to be made at Wharf, the Conditions of Purchase set out in Schedule 1; and

      (b) in relation to supplies at Gantry, the Conditions of Purchase set out in Schedule 2,

      as varied from time to time by agreement between the Purchaser and the Refiner.

      CONTROLLER means, in relation to a person's property:

      (a)   a receiver or receiver and manager of that property; or

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (b) anyone else who (whether or not as agent for the person) is in possession, or has control, of that property to enforce a Security Interest.

      COSTS AGREEMENT means the letter agreement exchanged prior to the date of this Agreement between The Shell Company of Australia Limited and IOC.

      DELIVERY PERIOD means the period of 1 Month that is 2 Months (Month x+2) after the Month (Month x) in which Nominations are finally made and accepted into the Firm Program relating to that period.

      DOMESTIC DISTRIBUTOR means a person (other than the Purchaser) who conducts or proposes to conduct a business in Papua New Guinea of distributing Products for re-supply or sale within Papua New Guinea that has the real and effective capacity and willingness to import Products to a location or locations in Papua New Guinea.

      DOMESTIC LEASE AGREEMENT means the domestic lease agreement dated on or about the date of the Purchase and Sale Agreement between IDC and the Purchaser.

      FIRM PROGRAM means the program relating to the supply (including scheduling of deliveries) of Product to be made by the Refinery to its customers during a particular Delivery Period.

      FIRM PROGRAM CONFIRMATION means the written confirmation of Nominations accepted by the Refiner (whether notified by the Refiner or the Offtake Coordinator) into the Firm Program for the Delivery Period to which those Nominations relate.

      FORCE MAJEURE means an event or cause beyond the reasonable control of the party claiming force majeure which could not have been prevented, overcome or remedied by the exercise by that party (or its agents, contractors or subcontractors and persons under that party's control or direction) of a standard of care and diligence consistent with that of a prudent and competent person under the circumstances including, to that extent:

      (a) act of God, lightning, storm, flood, fire, earthquake, explosion, cyclone, tidal wave, perils of the sea, landslide or epidemic;

      (b) war (declared or undeclared), hostilities, acts of the public enemy or of belligerents, sabotage, blockade, revolution, insurrection, riot or disorder and commotion, arrest or restraint of rulers or peoples, civil and governmental frustration, expropriation, requisition, confiscation or nationalisation;

      (c) the effect of any applicable laws, orders, rules or regulations of any government or other competent Authority;

      (d) embargoes or export or import restrictions, substantial interference by, or restrictions or onerous regulation imposed by civil or military authorities, whether legal or de facto and whether purporting to act under some constitution, decree, law or otherwise;

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (e) accidents of navigation, loss of tanker tonnage due to sinking by belligerents or to governmental taking (whether or not by formal requisition);

      (f)   accidents or mechanical failures;

      (g) accidents to or closing of harbours, docks, canals, channels, mooring points, or other assistance to or adjuncts of shipping or navigation; or

      (h) rationing or allocation imposed by applicable law, decree or regulation.

      GANTRY means the road tanker loading facility at the Refinery.

      IDC means Shell Papua New Guinea Limited (proposed to be renamed InterOil Distribution Company Limited), a corporation duly established and existing under the laws of Papua New Guinea.

      INTEROIL GROUP means IOC and its Affiliates.

      IOC means InterOil Corporation, a corporation duly established and existing under the laws of the province of New Brunswick, Canada.

      IPP has the meaning given in the Project Agreement, as that agreement may be varied or amended from time to time, and if any other price (or mechanism for determining the price) of a Product is introduced from time to time under or pursuant to the Project Agreement then IPP, in relation to that Product, means that other price (or the price as so determined by that other mechanism).

      KINA or K means the lawful currency of Papua New Guinea.

      LATEST NOMINATION DATE has the meaning given in Clause 7.1(d).

      MONTH means a calendar month.

      NOMINATION means an election by the Purchaser to purchase Product that is made by notification in writing to the Refiner in accordance with Clause 7.1(g).

      OFFTAKE COORDINATOR means an employee or agent of the Refiner, so appointed by the Refiner.

      PAPUA NEW GUINEA means the territory of The Independent State of Papua New Guinea (including its territorial waters).

      PLATT'S means the Singapore Product Postings located in the PLATT'S Oilgram Price Report published by the Standard & Poor's Corporation (or, if PLATT's no longer reports Singapore Product Postings, another price reporting service agreed between the Independent State of Papua New Guinea and the Refiner pursuant to the Project Agreement).

      PRODUCT means:

      (a) unleaded motor gasoline, dual purpose kerosene, kerosene/Jet-A1, automotive diesel oil, gasoil, industrial diesel, industrial fuel oil, liquid propane gas, residual fuel oil; and

      (b) such other commercially viable products of the kind that the Refiner may from time to time determine to produce,

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

            that is included in PLATT'S at the relevant time.

            PRODUCT SUPPLY SPECIFICATION, in relation to a Product, means:

            (a) the specification (including the testing methodology used in relation to it) for that Product from time to time notified by the Refiner to the Purchaser, provided that specification (and the testing methodology used in relation to it) is in accordance with the PLATT'S specification (including the testing methodology used in relation to it) for that Product and also fit for purpose by the users of that Product in Papua New Guinea; or

            (b) the specification (including the testing methodology used in relation to it) for that Product otherwise agreed by the Purchaser and the Refiner.

            PROJECT AGREEMENT means the project agreement dated 29 May 1997 between The Independent State of Papua New Guinea, the Refiner and EP InterOil, Limited, as varied by a letter dated 2 October 1998 from the Minister of Petroleum and Energy of the State to the Refiner and as amended and extended by an extension deed dated 1 July 1999 between the State, the Refiner and EP InterOil, Limited.

            PURCHASER MEANS:

            (a)   prior to novation under Clause 22.1, SPNG; and

            (b)   after novation under Clause 22.1, SOPL.

            PURCHASE AND SALE AGREEMENT means the purchase and sale agreement between Shell Overseas Holdings Limited and IOC for the purchase of all the issued shares of SPNG by IOC or IOC's nominee.

            QUARTER means a period of 3 months.

            REFINERY means the refinery located at Napa Napa, Port Moresby, National Capital District and Central Province, Papua New Guinea, owned and/or operated by the Refiner.

            SCHEDULED DATE FOR REFINERY COMPLETION means 31 December 2002.

            SECURITY DEED means the security deed dated on or about the date of the Purchase and Sale Agreement between, among others, the parties to this Agreement.

            SECURITY INTEREST means an interest or power:

            (a) reserved in or over any interest in any asset including any retention of title; or

            (b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

            by way of security for the payment of debt or any other monetary obligation or the performance of any other obligation and whether existing or agreed to be granted or created.

            SHELL GROUP means NV Koninklijke Nederlandsche Petroleum Maatschappij and The Shell Transport and Trading Company, plc and their Affiliates.

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      SOPL means:

      (a) Shell Oil Products (PNG) Limited, a corporation to be duly established under the laws of Papua New Guinea under that name or such other name as to be determined by the Shell Group; or

      (b) such other member of the Shell Group (not being SPNG) as notified to the Refiner by SPNG before the Commencement Date.

      SPNG means Shell Papua New Guinea Limited (proposed to be renamed InterOil Distribution Company Limited), a corporation duly established and existing under the laws of Papua New Guinea.

      STATE means The Independent State of Papua New Guinea.

      TANKER means a shipping tanker or vessel procured by the Purchaser or another member of the Shell Group on to which Products are delivered by the Refiner to the Purchaser under this Agreement.

      TERMINATION DATE means the tenth anniversary of the Commencement Date, as that date may be extended, if applicable, in accordance with the Security Deed.

      TRANSACTION DOCUMENTS has the meaning given in the Purchase and Sale Agreement.

      TRANSFER DATE has the meaning given in the Purchase and Sale Agreement.

      UNCITRAL ARBITRATION RULES means the arbitration rules adopted by UNCITRAL on 28 April 1976 and by the United Nations General Assembly on 15 December 1976 and entitled `Arbitration Rules of the United Nations Commission on International Trade Law', as those rules may be amended from time to time.

      WHARF means the facilities at the Refinery for securing Tankers and loading those Tankers with Products.

1.2   INTERPRETATION

      Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

      (a)   The singular includes the plural and conversely.

      (b)   A gender includes all genders.

      (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

      (d) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

      (e) A reference to a Clause or Schedule is a reference to a clause of, or a schedule to, this Agreement.

      (f) A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

            except to the extent prohibited by this Agreement or that other agreement or document.

      (g) A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns (and, where applicable, the party's legal personal representatives).

      (h) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

      (i) A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

      (j) A reference to an AGREEMENT includes any undertaking, deed, agreement or legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing, or any certificate, notice, instrument or document of any kind.

      (k) The meaning of general words is not limited by specific words introduced by INCLUDING, or FOR EXAMPLE, or similar expressions.

1.3   CONSENTS OR APPROVALS

      If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless express provision to the contrary has been made in this Agreement.

1.4   COMMENCEMENT

      Subject to Clause 22, this Agreement commences on the date (the COMMENCEMENT DATE) which is the Transfer Date under the Purchase and Sale Agreement.

1.5   RELATIONSHIP BETWEEN PARTIES

      Except as and to the extent expressly provided in this Agreement or any other Transaction Document, nothing in this Agreement or any other Transaction Document (including any obligations to consult, communicate, negotiate or otherwise in any way act in good faith) creates or will be deemed to create between any of the parties any relationship of joint venture, partnership, agency or any other fiduciary relationship of any kind whatsoever.

2.    AGREEMENT TO SUPPLY

      (a) The Refiner will supply and the Purchaser will purchase Products on the terms set out in this Agreement, for the purpose of re-supply or sale by the Purchaser in Papua New Guinea.

                                     PAGE 8

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (b) The Refiner will supply Products for re-supply or sale or use in Papua New Guinea only to the Purchaser and the Domestic Distributors and not to any other person (including any member of the InterOil Group).

      (c)   The Refiner will supply Products to any Domestic Distributor only:


            (i)   at the Refinery;

            (ii)  [deleted for confidentiality]; and

            (iii) [deleted for confidentiality].

            (iv)  [deleted for confidentiality].

3.    REFINER'S OBLIGATION TO SUPPLY PRODUCT TO PURCHASER

      (a) If a Nomination (including a tentative Nomination) is made by the Purchaser in accordance with Clause 7.1, subject to the Refiner having sufficient quantity of Product at the applicable Product Supply Specification to accommodate that Nomination in the Firm Program of the Delivery Period relating to that Nomination, the Refiner must:

            (i) procure the Offtake Coordinator to accept that Nomination into that Firm Program and ensure that the Purchaser is informed of that acceptance in the Firm Program Confirmation relating to that Delivery Period; and

            (ii) satisfy the resulting Accepted Nomination within the time specified in and otherwise in accordance with the terms relating to, that Accepted Nomination, subject only to changes made in accordance with the Conditions of Purchase or other amendments agreed relating to that supply.

      (b)   [deleted for confidentiality].

4.    PURCHASER'S OBLIGATION TO PURCHASE PRODUCT FROM THE REFINER

      (a) Subject to paragraph (c), the Purchaser will source from the Refiner all its requirements for each Product for the purposes of re-supply or sale in Papua New Guinea to the extent the Refiner makes that Product available to the Purchaser at the Product Supply Specification and in accordance with the terms of this Agreement.

      (b) Subject to paragraph (c), the Purchaser will not import any Product unless:

            (i) (and only to the extent) the Refiner does not make that Product available to the Purchaser at the Product Supply Specification and in the quantities required by the Purchaser;

            (ii) the Purchaser has invited the Refiner to enter into discussions to seek agreement on whether and the extent to which importation of Products into Papua New Guinea is necessary,

                                     PAGE 9

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

                  which discussions the Purchaser and the Refiner must conduct in good faith; and

            (iii) the Purchaser has exercised its best endeavours to agree with the Refiner:

                  (A) on co-operation between them in relation to the supply of Products in Papua New Guinea; and

                  (B) the extent to which importation of Product is required to meet the Purchaser's anticipated demand for Products in Papua New Guinea.

                  (C)   [deleted for confidentiality].

5.    GENERAL CO-OPERATION REGARDING AVAILABILITY OF PRODUCT

5.1   REFINERY SHUT-IN

      Without limiting Clause 3(b) the Refiner and the Purchaser will act in good faith and cooperate with each other in relation to the supply of Product in Papua New Guinea if, for any reason, at any time the Refinery is not operating.

5.2   REGULAR COMMUNICATION

      The Refiner and the Purchaser will maintain regular communication and keep each other informed as fully as possible about all matters concerning the requirements for and availability and scheduling of Products.

6.    FORECASTING

      For planning purposes only, on the last day of March, June, September and December the Purchaser must provide the Refiner with a forecast of the Purchaser's anticipated requirements for each Product it anticipates purchasing from the Refiner during the subsequent 12 months. The forecast must:

      (a)   be divided into estimates for supply at the Gantry and Wharf;

      (b) forecast the anticipated requirements for each of the first 3 months to which the report relates on a monthly basis (and where Nominations and Accepted Nominations already exist in relation to those requirements, indicate the parts of those requirements to be met by those Nominations and Accepted Nominations); and

      (c) forecast the anticipated requirements for the last 9 months to which the Report relates as 3 quarter aggregates, each aggregate quarter being forecast separately.

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Domestic Sales Agreement                                        & HEDDERWICKS

7.    NOMINATIONS

7.1   NOMINATION FOR PRODUCT SUPPLY AT THE GANTRY AND WHARF.

      (a) If the Purchaser wishes to purchase Products under this Agreement, those Products will be supplied by:

            (i) the Purchaser making Nominations for such Products for the relevant Delivery Periods in which it requires the supply of those Products;

            (ii) the Refiner electing to accept those Nominations into the Firm Programs for those Delivery Periods; and

            (iii) the Offtake Coordinator issuing Firm Program Confirmations for the supply of those Products in those Delivery Periods,

            in accordance with this Agreement so as to result in Accepted Nominations for those Products, which Products must then be supplied by the Refiner and taken by the Purchaser in accordance with, and subject to, the terms of this Agreement and the applicable Conditions of Purchase.

      (b) To the extent that on the first day of each Month the Purchaser has expected requirements for Products during the Delivery Period being the Month that is 3 Months (Month x+2) after that Month (Month x-1), the Purchaser must make tentative Nominations for those Products (including the details referred to in paragraph (g)) on that day (or if that day is not a Business Day, the prior Business Day). Such tentative Nominations must be the best indication that the Purchaser can provide of expected supplies of Product it believes it will require from the Refinery in the relevant Delivery Period, to enable the Refiner to identify stock issues and allow the Refiner advance notice to formulate shipping and operational plans relating to the Refinery.

      (c) A Nomination relating to a supply of Product in a Delivery Period may be made by the Purchaser at any time from the date tentative Nominations are due under paragraph (b) until (and including) the Latest Nomination Date for that Delivery Period.

      (d) The Latest Nomination Date by which the Purchaser can make a Nomination for a supply of Product in a Delivery Period will be the 5th day of the Month (Month x) that is 2 Months before the Month (Month x+2)) of the relevant Delivery Period (or if that is not a Business Day the prior Business Day) (the LATEST NOMINATION DATE).

      (e) All Nominations (including tentative Nominations) made in relation to a Delivery Period will be considered non-binding and subject to withdrawal by the Purchaser until the first working day prior to the Latest Nomination Date relating to that Delivery Period.

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

            (f) Any Nominations made on the Latest Nomination Date, or tentative Nominations or Nominations not withdrawn by the Purchaser before the Latest Nomination Date, may not be modified or withdrawn on or after that Latest Nomination Date relating to the Delivery Period for supplies requested under those Nominations without the agreement of both the Refiner and the Purchaser, but the Refiner will consult with the Purchaser in good faith and reasonably consider a modification or withdrawal of a Nomination to the extent necessary to ensure that Nomination is capable of acceptance by the Offtake Coordinator and inclusion in the Firm Program issued under Clause 7.2(c).

            (g) Each Nomination will be an offer (subject to withdrawal or modification in accordance with paragraphs (e) and (f) and acceptance by the Refiner in the Firm Program Confirmation issued under Clause 7.3) in the form of an order for the relevant Product or Products requested in that Nomination that must include:

                  (i)   for delivery at the Wharf:

                        (A) details of the Product or Products ordered under that Nomination;

                        (B) the quantity or quantities of those Products ordered; and

                        (C) a 7-day lifting window during which the requested supply pursuant to the order must be made and taken in accordance with (but subject to the narrowing of that window and amendments to that window under) the Conditions of Purchase; and

                  (ii)  for delivery at the Gantry:

                        (A) details of the Product or Products ordered under that Nomination;

                        (B) the aggregate quantity requirement for that Product or those Products during the Delivery Period to which the Nomination relates, which will be an order for that quantity (or those quantities) and which will, if accepted by the Refiner, be the quantity (or quantities):

                              (1)   supplied by the Refiner to the Purchaser;
                                    and

                              (2) lifted by the Purchaser (pursuant to placing an adequate number of purchase orders in accordance with the Conditions of Purchase),

                              during that Delivery Period.

7.2   OFFTAKE CO-ORDINATOR AND FIRM PROGRAM

      The Refiner will:

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (a) appoint an Offtake Coordinator to coordinate the Product related supply activities of the Refiner;

      (b) procure the Offtake Coordinator to coordinate the respective rights, obligations and activities of the Refiner and the Purchase under or in relation to this Agreement;

      (c) procure the Offtake Coordinator to compile a Firm Program in time to allow the issue of a Firm Program Confirmation pursuant to Clause 7.3(a);

      (d) procure the Offtake Coordinator to provide the Purchaser on the last day of each Month with full updated details of Firm Programs for Delivery Periods in the following three Months, including details of agreed revisions and confirmation of supplies to be made to the Purchaser in accordance with Accepted Nominations and the scheduling requirements of the Conditions of Purchase; and

      (e) be responsible for all the activities and decisions of the Offtake Coordinator.

7.3   FIRM PROGRAM CONFIRMATIONS AND ACCEPTED NOMINATIONS

      (a) The Refiner must issue (or procure the Offtake Coordinator to issue for the Refiner) a Firm Program Confirmation to the Purchaser on or before the 15th day of each Month (or if that day is not a Business Day or is a Saturday, Sunday or public holiday in Papua New Guinea, the following Business Day) for the Delivery Period that is 2 months (Month x+2) after the Month (Month x) in which that day falls.

      (b)   The Firm Program Confirmation issued under paragraph (a) will:

            (i) with respect to those Nominations accepted into it be regarded as acceptances by the Refiner of the offers made by the Purchaser under Clause 7.1(g), including acceptance of the order particulars in those nominations (as may have been subject to modification in accordance with paragraph (f)); and

            (ii)  will be final and binding on the Refiner and the Purchaser,

            pursuant to which the Nominations (including all terms of supply relating to them) confirmed in that Firm Program Confirmation become Accepted Nominations.

      (c)   The:

            (i)   Refiner must supply; and

            (ii)  Purchaser must take,

            the Product or Products in each Accepted Nomination in accordance with the terms and particulars (including those set out in Clause 7.1(g)) of the Nomination and Firm Program Confirmation that result in that Accepted Nomination, subject to any adjustment of those terms and particulars in accordance with the applicable Conditions of Purchase or amendment by subsequent agreement.

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

8.    PRODUCT PRICE

      [deleted for confidentiality].

9.    CONDITIONS OF PURCHASE APPLY

      The Conditions of Purchase apply to all sales of Products by the Refiner to the Purchaser under this Agreement. The terms of Clauses 1 to 26 of this Agreement and any agreements or arrangements made pursuant to those Clauses prevail over the Conditions of Purchase to the extent of any inconsistency between this Agreement, or any agreements or arrangements made pursuant to it, and the Conditions of Purchase.

10.   TERMINATION

10.1  TERMINATION EVENTS

      This Agreement terminates automatically, without any requirement of notice to or from either party to the other:

      (a)   if the Purchase and Sale Agreement is terminated pursuant to Clauses
            5.5 or 16 of that Agreement; or

      (b)   on the Termination Date.

10.2  TERMINATION BY NOTICE

      The Refiner or the Purchaser (as applicable, the NON-DEFAULTING PARTY) may terminate this Agreement by notice to the Purchaser or the Refiner (as applicable, the OTHER PARTY), if:

      (a)   (i)   the other party (the DEFAULTING PARTY) commits a material
                  breach of this Agreement; and

            (ii) after the non-defaulting party has given notice to the defaulting party specifying the breach and requesting that it be remedied or that its consequence be overcome or compensated for (which notice must be given within 6 months after the non-defaulting party first becomes aware of that breach), the defaulting party has failed to remedy that breach or to take steps to overcome its consequences or to compensate for it within 60 days (or such longer period as the non-defaulting party and the defaulting party may agree) after receiving that notice; or

      (b)   the other party:

            (i) stops or suspends or threatens to stop or suspend payment of all or a class of its debt;

            (ii)  is insolvent (within the meaning of any applicable law);

            (iii) is held or must be presumed by a court to be insolvent;

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

            (iv) fails to comply with a statutory demand (within the meaning of any applicable law);

            (v) has an administrator appointed over all or any of its assets or undertaking;

            (vi) has a Controller or similar officer appointed to all or any of its assets or undertaking; or

            (vii) has an order made or a resolution passed for its winding up, deregistration or dissolution or for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them (unless done for the purposes of solvent reconstruction).

10.3  EFFECT OF TERMINATION

      Termination of this Agreement does not affect any accrued rights or remedies of either party under or in relation to this Agreement.

10.4  SURVIVAL

      Clauses 1 (other than 1.4), 10.3, 12, 15, 16 and this Clause 10.4 survive the expiry or termination of this Agreement.

11.   CHANGES TO THE PROJECT AGREEMENT

11.1  GENERAL CONSULTATION

      If at any time the Refiner or the Purchaser is notified or becomes aware of any proposal or circumstance that will or that reasonably it considers will, lead to a variation or amendment of the Project Agreement and the Refiner or the Purchaser, as applicable, (acting reasonably) considers that such proposal or circumstance, or such variation or amendment, will or may affect the Refiner's or the Purchaser's commercial, economic or competitive position, the Refiner or the Purchaser, as applicable, must as soon as reasonably practicable:

      (a) notify the other of that proposal or circumstance when, in the Refiner's or the Purchaser's, as applicable, reasonable opinion that proposal or circumstance may have a material adverse effect on the Refiner or the Purchaser, as applicable;

      (b) consult with the Refiner or the Purchaser, as applicable, concerning the terms of any variation or amendment; and

      (c) cooperate with the other in good faith so that the Purchaser is able to participate as fully as reasonably practicable with the Refiner in determining an agreed approach to the contemplated variation or amendment and to allow the Purchaser, the Refiner and IDC the opportunity to negotiate and agree such changes to this Agreement, the Domestic Sales Agreement, the Marketing Services Agreement and, as applicable, any other Transaction Documents as they believe necessary so that the Purchaser, the Refiner and IDC, respectively,

                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

            will each be put as closely as possible in the same relative commercial, economic and competitive position upon the variation or amendment to the Project Agreement as each would be in if that variation or amendment did not take place.

11.2  CHANGES TO THE PROJECT AGREEMENT

      If the Project Agreement expires or is terminated or if:

      (a) a variation or amendment is made to the Project Agreement (or an agreement or arrangement is made between any of the parties to the Project Agreement that is equivalent, in its practical operation or result, to a variation or amendment to the Project Agreement);

      (b) the effect of that variation or amendment (or that agreement or arrangement) is or would be to materially adversely affect the commercial, economic or competitive position of the Purchaser under this Agreement or any other Transaction Document; and

      (c) within 60 days after that variation or amendment has been made (or that agreement or arrangement has been entered into), the Purchaser and the Refiner (and, as applicable, IDC or the parties to other relevant Transaction Documents) have not agreed and implemented such, changes to this Agreement (and any other relevant Transaction Documents) as are necessary to avoid or overcome that material adverse effect on the Purchaser's commercial, economic or competitive position, so as to put the Purchaser as nearly as practicable in the same commercial, economic and competitive position under this Agreement and the other Transaction Documents as it was in before that variation or amendment (or that agreement or arrangement), the Purchaser may terminate this Agreement by 60 days' notice to the Refiner.

12.   CONFIDENTIALITY

12.1  NO DISCLOSURE

      No party may make any disclosure or public announcement in relation to the terms or conditions of this Agreement or the transactions contemplated by it without the prior consent of the other parties.

12.2  PERMITTED DISCLOSURES

      Clause 12.1 does not apply to disclosure:

      (a) to the extent required in any proceedings arising out of or in connection with any Transaction Document;

      (b) to the extent required under a binding order of a court or any procedure for discovery in any proceedings;

                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (c) to the extent required under any law or any rules of any applicable securities exchange or stock exchange;

      (d)   as required or permitted under any Transaction Documents;

      (e) to legal advisors and consultants, who undertake to keep the information confidential;

      (f) to a bank or financial institution, provided that bank or financial institution undertakes to keep the information confidential and to use it only for bona fide purposes related to the actual or proposed provision of financial accommodation to a member or members of the InterOil Group (other than IDC) or a member or members of the Shell Group;

      (g)   to any Affiliate; or

      (h) to the extent information is already in the public domain (other than as a result of a breach of Clause 12.1).

      Each party agrees to consult with each other, so far as it is reasonably practicable to do so, before making any disclosure pursuant to this Clause.

13.   COSTS AND EXPENSES

      (a) Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement except to the extent otherwise provided in the Costs Agreement.

      (a) All stamp duty and registration fees (including fines, penalties and interest) which may be payable on or in connection with this Agreement and any instrument executed under this Agreement must be borne equally by the Refiner and the Purchaser.

14.   REPRESENTATIONS AND WARRANTIES

      Each party represents and warrants to the other that each of the following statements is true and correct and will be true and correct on the Commencement Date:

      (a) It is a corporation duly incorporated and validly existing under the laws of the place of its incorporation.

      (b) It has the power to enter into and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement and to carry on its business as now conducted or contemplated.

      (c) It has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (d) This Agreement constitutes its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration.

      (e) The execution and performance by it of this Agreement and each transaction contemplated under this Agreement do not and will not violate in any respect a provision of:

            (i) a law or treaty or a judgment, ruling, order or decree of a government or Authority binding on it;

            (ii)  its constituent documents; or

            (iii) any other document or agreement which is binding on it or its assets.

15.   NOTICES

      Any notice, demand, consent or other communication (a NOTICE) given or made under this Agreement:

      (a) must be in writing and signed by a person duly authorised by the sender;

      (b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

           (i)  to the Refiner:    Level 6
                                   Defens Haus
                                   Cnr  Hunter Street and Champion Parade
                                   Port Moresby
                                   Papua New Guinea

                                   Attention:  Managing Director

                                   Fax No:  +675 320 2601;

           (ii) to the Purchaser:  Level 10
                                   Pacific Place
                                   Cnr  Musgrave Street and Champion Parade
                                   Port Moresby
                                   Papua  New Guinea

                                   Attention:  Company Secretary

                                   Fax No: +675 321 1842; and

                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS


                                   Copy to:

                                   Shell Oil Products East
                                   Shell House
                                   UE Square
                                   83 Clemenceau Avenue
                                   Singapore  239920

                                   Attention:  Vice President, Finance
                                   Fax No: +65 384 8204; and

      (c)   will be taken to be duly given or made:

            (i)   in the case of delivery in person, when delivered;

            (ii) in the case of delivery by post 2 Business Days after the date of posting (if posted to an address in the same country) or 7 Business Days after the date of posting (if posted to an address in another country);

            (iii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission had been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4.00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

16.   GOVERNING LAW

      This Agreement is governed by the law of Papua New Guinea. Each party submits to the exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia in connection with matters concerning this Agreement.

17.   FORCE MAJEURE

17.1  EVENT OF FORCE MAJEURE

      If a party is prevented in whole or in part from carrying out its obligations under this Agreement (other than an obligation to pay money) as a result of Force Majeure, it must promptly notify the other party accordingly. The notice must:

      (a)   specify the obligations it cannot perform;

      (b)   fully describe the event of Force Majeure;

      (c)   estimate the time during which the Force Majeure will continue; and

                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (d) specify the measures proposed to be adopted to remedy or abate the Force Majeure.

      Following this notice, and while the Force Majeure continues, the obligations which cannot be performed (other than an obligation to pay money) because of the Force Majeure will be suspended.

17.2  REMEDY OF FORCE MAJEURE

      The party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must

      (a) remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible;

      (b) notify the other Party when the Force Majeure has terminated or abated to an extent which will permit resumption of performance of those obligations to occur; and

      (c) notify the other Party when resumption of performance of those obligations has occurred,

      provided that no party will, by virtue of this Clause 17, be required against the will of that Party to adjust or settle any strike, lockout or other labour dispute.

17.3  MITIGATION

      The party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must take all action reasonably practicable to mitigate any loss suffered by any other party as a result of its inability to carry out its obligations under this Agreement.

18.   ENUREMENT

      The provisions of this Agreement will enure for the benefit of and be binding on the parties and their respective successors and permitted substitutes and assigns and (where applicable) legal personal representatives.

19.   DISPUTES

      (a) Each party acknowledges that the parties may agree on an alternative method of resolving a dispute or difference in connection with this Agreement to replace the provisions of this Clause 19 to the extent so agreed, including by way of agreement on the appointment of technical experts to make finally binding determinations about technical matters in relation to issues arising under the Conditions of Purchase.

      (b) Any dispute or difference arising in connection with this Agreement will be submitted by the parties to that dispute to arbitration in a location agreed between the parties to that dispute (or failing such agreement will be submitted to arbitration in Singapore) in accordance with, and subject to, the UNCITRAL Arbitration Rules.

                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

      (c)   Subject to any contrary provision in the UNCITRAL Arbitration Rules:

            (i) there must be 3 arbitrators, being one arbitrator appointed by the Purchaser, one arbitrator appointed by the Refiner, and one arbitrator appointed independently by, and in accordance with, the rules of the relevant appointing and administering body;

            (ii) all 3 arbitrators must be present when a decision of the arbitrators is made and any decision supported by at least 2 of the 3 arbitrators will be final and binding on the parties to that dispute; and

            (iii) the language of the arbitration must be in English.

      (d) A party may commence proceedings or take any action it deems necessary in any jurisdiction (except in any State or territory of the United States of America) to enforce a decision of the arbitrators, whether pursuant to:

            (i)   the general law or legislation of that jurisdiction;

            (ii) the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards 1958; or

            (iii) any other treaty making such enforcement possible.

20.   MERGER

      The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

21.   ASSIGNMENT

      (a) Subject to the Security Deed, the rights and obligations of each party under this Agreement are personal and cannot be assigned, encumbered or otherwise dealt with and neither party may attempt, or purport, to do so without the prior written consent of the other party.

      (b) Nothing in paragraph (a) prohibits or restricts the Refiner granting any Security Interest over all or any part of its assets or undertaking in favour of any member of the Shell Group.

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                                                                ARTHUR ROBINSON
Domestic Sales Agreement                                        & HEDDERWICKS

22.   AGREEMENT CONDITIONAL ON NOVATION

22.1  OBLIGATION TO ASSIGN

      Before Completion occurs under the Purchase and Sale Agreement, Shell Papua New Guinea Limited and the Refiner must novate this Agreement to SOPL in the form of the Deed of Novation set out in Schedule 3.

22.2  CONDITION PRECEDENT

      This Agreement, except for Clauses 1, 12, 15, 16 and this Clause 22, is conditional on and is not intended to create legally binding rights or obligations until immediately after the last to occur of:

      (a)   this Agreement being novated to SOPL in accordance with Clause 22.1;

      (b)   satisfaction or waiver of each condition precedent set out in Clause
            10.1 of the Purchase and Sale Agreement; and

      (c)   Completion having occurred under the Purchase and Sale Agreement.

23.   FURTHER ASSURANCES

      Each party agrees to do all such things and execute all such deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

24.   PRIOR AGREEMENTS

      This Agreement supersedes all prior agreements and understandings between the parties in connection with it.

25.   WAIVER

      No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

26.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

SCHEDULE 1

CONDITIONS OF PURCHASE FOR A SUPPLY OF PRODUCT AT WHARF

1.    DEFINITIONS

      In addition to the definitions in Clause 1 of the Agreement, the following definitions apply in this Schedule unless the context otherwise requires.

      ACCEPTED QUANTITY has the meaning given in Condition 7.1(g).

      AGREEMENT means the Domestic Sales Agreement to which these Conditions of Purchase are attached.

      ALDR-3 has the meaning given in Condition 6.1(f).

      ALDR-5 has the meaning given in Condition 6.1(e).

      ALDR-7 has the meaning given in Condition 6.1(d).

      ALLOWED LAYTIME means the period described in Condition 8.2.

      BARREL means a volume of 42 US standard gallons at 60(degree)F.

      BILL OF LADING means a full set of clean original bills of lading in the form requested by the Purchaser, issued by the Refiner for the Product loaded into the relevant Tanker as proof of delivery of the Product.

      BILL OF LADING DATE has the meaning given in Condition 5.1.

      DELIVERY POINT means the point at which the Product passes the loading hose flange on the manifold of the Tanker at the Moorings.

      ETA means estimated time of arrival.

      FACILITY REGULATIONS means appropriate guidelines relating to the Wharf issued by the Refiner to the Purchaser before the commencement of supply of Products from the Refiner to the Purchaser under the Agreement.

      FOB means Free on Board as defined in Incoterms 2000.

      GROSS NEGLIGENCE means any act or omission done or omitted to be done:

      (a)   intentionally; or

      (b) with reckless disregard for any damage or loss that such action or omission:

            (i)   causes or may cause; or

            (ii)  could have been reasonably foreseen to be caused.

      INCOTERMS 2000 means the publication titled Incoterms 2000 published by the International Chamber of Commerce (as may be revised or replaced by the International Chamber of Commerce from time to time).

      TANK TOPS means, in relation to storage tanks in which the Refiner can store Products at or near the Refinery, provided that there are an adequate number

Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

      of such storage tanks having adequate capacity to store Products in accordance with the usual activities and usual levels of production of the Refinery and that all such storage tanks are used except to the extent technical limitations exist in relation to the storage of like or compatible Products, when the normal upper operating limits of all those storage tanks are exceeded.

      TONNES means metric tonnes.

      MOORINGS means the facilities for mooring Tankers at the Wharf where Product is supplied to the Delivery Point.

      NOMINATED QUANTITY means the quantity of Product requested by the Purchaser in a Nomination.

      NOR means the notice of readiness given to the Refiner by the master of the Tanker that the Tanker has arrived at the anchorage designated by the Refiner and is ready in all respects to enter the Moorings and that the Tanker has received all clearances required by applicable laws or regulations including, without limitation on the foregoing, clearances from Customs and Health Authorities.

      PORT REGULATIONS means applicable legislation issued by a relevant Authority relating to the Port Moresby Harbour.

      PRODUCT DELIVERY means the supply of Product through the Delivery Point.

      REVISED PAYMENT DATE has the meaning given in Condition 6.3.

      TANKER OWNER means any or all of the owner, disponent owner, charterer or operator of the Tanker.

      TREASURY BILL RATE means the most recent, short dated treasury bill rate published by the Central Bank of Papua New Guinea.

2.    GENERAL CONDITIONS

      (a) In relation to a supply of Product made, that Product will be supplied and delivered by the Refiner and purchased and taken by the Purchaser in accordance with the Agreement and these Conditions of Purchase, except that to the extent terms of a supply are inconsistent or lacking the following order of priority will apply to determine the terms of the supply:

            (i) where the parties specifically intend to derogate from terms and conditions determined under the Agreement, as may be agreed between the parties in writing in respect of that supply;

            (ii)  in accordance with the Agreement;

            (iii) in accordance with the conditions set out in this Schedule;
                  and

            (iv)  in accordance with Incoterms 2000.

      (b) References to the Refiner in these Conditions of Purchase include references to the Refiner's duly appointed representative or agent.

Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

3.    CARGO QUANTITY

      Except as otherwise agreed, the aggregate quantity of Products required to be delivered by the Refiner to the Purchaser during the loading of a Tanker must be such that not less than 4000 tonnes of Products will be loaded on to that Tanker by the Refiner during that loading.

4.    DELIVERY, TITLE AND RISK

4.1   DELIVERY

      The Refiner will supply and the Purchaser will receive each lifting of Product FOB Napa Napa, Port Moresby, National Capital District and Central Province, Papua New Guinea for supply at the Wharf. 4.2 TITLE

      All title, risk and property in respect of each delivery of Product hereunder will pass from the Refiner to the Purchaser at the Delivery Point.

4.3   WARRANTY OF TITLE

      The Refiner hereby irrevocably undertakes and warrants that the Refiner has at all times, including but not limited to the time of delivery of the Product and cargo (and the passing of their risk and property) in accordance with the Agreement herein, full, unencumbered and indefeasible title to the Product and cargo delivered to the Purchaser under the Agreement and further has the full right and authority to transfer title to such Product and cargo and to effect delivery of that Product and Cargo to the Purchaser.

5.    BILL OF LADING

5.1   PROVISION OF BILL OF LADING

      On the day on which the Product Delivery of Product(s) to the Tanker is complete pursuant to the relevant Accepted Nomination and the Refiner's loading hose is disconnected from the Delivery Point (the BILL OF LADING
      DATE) the Refiner must issue a Bill of Lading relating to that supply to the Purchaser.

5.2   INADEQUATE BILL OF LADING

      When the Purchaser does not receive a Bill of Lading or receives any inaccurate or inadequate Bill of Lading, the Refiner:

      (a)   re-affirms the warranties contained in Condition 4.3;

      (b) irrevocably and unconditionally indemnifies the Purchaser on demand and holds the Purchaser harmless against any claim made against the Purchaser by any person as a result of breach by the Refiner of any of the warranties set out in Condition 4.3, and all loss, costs (including,

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

            but not limited to legal costs), damages, and expenses which the Purchaser may suffer, incur or be put to as a result of the Refiner's failure to deliver the Bill of Lading in accordance with the Agreement and the Conditions of Purchase; and

      (c) must on the Bill of Lading Date issue the Purchaser with a letter of indemnity in the form set out in Appendix "A" to this Schedule.

      The indemnity contained in Condition 5.2(b) will terminate upon delivery to and acceptance by the Purchaser of an accurate and adequate Bill of Lading.

6.    PAYMENT TERMS

6.1   INVOICE FOR SUPPLY

      The Refiner must provide to the Purchaser:

      (a) Promptly after the Bill of Lading Date, the Refiner's invoice for a completed Product Delivery together with such documents reasonably requested by the Purchaser for each cargo of Product supplied to the Tanker, including the Bill of Lading (if not previously issued under Condition 5.1), certificate of origin, and certificate of quality and quantity.

      (b)   The invoice issued under paragraph (a) must correctly state:

            (i) the total quantity of Product or Products supplied to the Purchaser;

            (ii) the total sum claimed to be due and owing to the Refiner, in Kina; and

            (iii) the Refiner's bank account details.

6.2   TIME AND METHOD OF PAYMENT

      (a) Subject to the other provisions of this Condition 6.2, the Purchaser must make payment in Kina by telegraphic transfer to the Refiner's bank and to the account as directed in the Refiner's invoice free of all charges and without set off, discount, deduction or counter-claim:

            (i) not later than 20 calendar days after the Bill of Lading Date (where the Bill of Lading Date will count as day zero); or

            (ii) if another date is specified in the invoice, on the date specified in the invoice (subject to that date being not earlier than 20 calendar days after the Bill of Lading Date where the Bill of Lading Date will count as day zero, unless Condition 6.3 applies).

      (b) Payments that fall due on a Sunday or Monday bank holiday in Papua New Guinea will be made on the following Business Day. Payments that fall due on a Saturday or any other bank holiday, except one falling on a Monday, in Papua New Guinea will be made on the preceding Business Day.

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

      (c) All bank charges incurred at the Refiner's bank will be for the Refiner's account. All bank charges incurred at the Purchaser's bank will be for the Purchaser's account.

      (d) The Refiner will use reasonable endeavours to ensure that all documents required (including those under Condition 6.1(a)) and information reasonably requested by the Purchaser to enable the Purchaser to make payment are sent to the Purchaser no later than 3 Business Days prior to the date payment is due, failing which the Purchaser is not obliged to make payment on the due date but must make payment 3 Business Days after the receipt of such requisite documents or information by the Purchaser.

6.3   EARLY PAYMENTS REQUESTED BY THE REFINER

      (a) The Refiner may, upon giving written notice to the Purchaser and subject to the Purchaser's consent, prior to a shipment's Bill of Lading Date, request payment in relation to that shipment to be made on a specified date earlier than 20 days after the Bill of Lading Date as specified in Condition 6.2 (but no earlier than 5 days after the Bill of Lading Date) (the REVISED PAYMENT DATE).

      (b) The Refiner must pay early payment interest to the Purchaser on the amount paid by the Purchaser pursuant to paragraph (a) for the period from (and including) the Revised Payment Date to (and including) the day 20 days after the Bill of Lading Date at Treasury Bill Rate plus 2% per annum calculated on a daily basis until and including the day of payment and set-off against the amount due.

6.4   INTEREST ON LATE PAYMENTS

      If a payment or part of a payment is not made by the Purchaser in accordance with these Conditions of Purchase when due, then interest will be paid on that amount due to the extent it remains outstanding from the date that payment was due until the date of payment at Treasury Bill Rate plus 2% per annum, calculated on a daily basis from the date due until and including the day of payment of that outstanding amount. If payment of amounts due from the Purchaser can be made by way of set-off against amounts due from the Refiner to the Purchaser, payment must be so made to the extent possible to reduce the Purchaser's liability to pay interest under this Condition.

6.5   CREDIT TERMS

      The Refiner may request appropriate credit terms on sales made under the Agreement, upon which the parties will agree on appropriate credit terms.

7.    SCHEDULING, TANKER NOMINATION AND LOADING AT THE WHARF

7.1   NOMINATION PROCEDURES - DATE RANGES AND QUANTITIES

      (a) For a supply of Product under these Conditions of Purchase, the Nomination to which that supply relates is made by the Purchaser

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

            under Clause 7.1(f) of the Agreement and becomes an Accepted Nomination pursuant to Clause 7.3(b) of the Agreement.

      (b) On or before the 30th day prior to the start of the 7 day window for supply in the Delivery Period of the Accepted Nomination, the Refiner will procure the Offtake Coordinator to define and issue to the Purchaser a status report, based on latest information available to the Refiner, regarding the capacity of the Refiner to supply that Product during the 7 day window in accordance with the terms of the Accepted Nomination.

      (c) Upon receipt of the status report under paragraph (b), the Purchaser may:

            (i) accept requested amendments to the Accepted Nomination that are advised by the Offtake Coordinator in that report;

            (ii) request the Refiner to enter into consultations to be conducted in good faith by both parties to agree on alternative amendments to the Accepted Nomination; or

            (iii) if no agreement can be reached between the Parties under subparagraph (ii) then:

                  (A) the Purchaser is obliged to accept the 7 day window advised by the Offtake Coordinator provided it is more than 30 days until the commencement of that window and within 3 days of the original 7 day window; or

                  (B) if subparagraph (A) does not apply, the Purchaser may despite the terms of the Agreement or these Conditions of Purchase withdraw its Nomination for the relevant supply upon which the Accepted Nomination and all rights and obligations of the parties pursuant to that Accepted Nomination will become void without consequence.

      (d) The 7 day window of the Accepted Nomination (whether as originally agreed or as amended pursuant to Condition 7.1(c)) will be referred to as the accepted 7 day loading date range (ALDR-7)

      (e)   No later than 25 days prior to the first day of the ALDR-7:

            (i) the Refiner will be obliged to narrow this range to a five-day loading window which (unless Parties mutually agree otherwise) must fall fully within the ALDR-7 and such 5 day date range will be referred to as the accepted 5 day loading date range (ALDR-5); and

            (ii) the Purchaser may renominate the quantity to be lifted within a 10% tolerance of the Accepted Quantity, provided:

                  (A) that the Refiner is capable of supplying that amended quantity; and

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

                  (B) such quantity changes are accompanied by adjustments to the timing of subsequent loading date ranges as may be necessary (and any such adjustments will be agreed between the parties and confirmed in writing by the Refiner).

      (f) No later than 20 days prior to the first day of the ALDR-5, the Refiner will further narrow this range to a three-day loading window, which will be referred to as the final accepted 3 day loading date range or `stem' (ALDR-3). The ALDR-3 must fall fully within the previously advised ALDR-5 range (unless the Parties mutually agree otherwise) and will be final and binding on both parties.

      (g) The quantity of each Product to be supplied to the Tanker during an ALDR-3 will be the respective quantity of that Product ordered by the Purchaser in relation to that delivery (as accepted into the relevant Accepted Nomination by the Refiner, subject to amendments under paragraph (c) and subparagraph (e)(ii) and agreed changes made in respect of that delivery), allowing for an adjustment of that quantity to be made at the time of that delivery of up to plus or minus 5% for operational reasons (the ACCEPTED QUANTITY).

7.2   NOMINATION AND VERIFICATION OF TANKER

      (a) Once ALDR-3 becomes effective under Condition 7.1(f) the procedures under this Clause will come into operation.

      (b) No later than 15 days before the first day of ALDR-3 the Purchaser will nominate to the Refiner the Tanker to be used by the Purchaser for the Product Delivery.

      (c) Within 24 hours of receiving such nomination the Refiner will advise the Purchaser, of the Refiner's acceptance or rejection of the Tanker nomination, and any rejection may only be based on the reasonably substantiated claim that the Tanker is unable to comply with Port Regulations and Facility Regulations.

      (d) The Purchaser will ensure that all Tankers nominated, and each Tanker arriving at the Moorings for loading, will comply with the specifications set out in the Port Regulations and Facility Regulations.

      (e) Without limitation to the Purchaser's obligations pursuant to Condition (d), the Purchaser will provide to the Refiner appropriate documentation to enable the Refiner to verify compliance with the Port Regulations and Facility Regulations at the time of Nomination of the Tanker provided that if the Purchaser is not able to supply such documentation, the Purchaser will at the time of confirmation provide a notice of compliance to the Refiner, in a form acceptable to the Refiner, which acceptance will not be unreasonably withheld.

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

7.3   TANKER SUBSTITUTION

      No later than 3 working days prior to the first day of ALDR-3 the Purchaser may nominate a substitute Tanker which meets all the requirements of the Port Regulations and Facility Regulations, and the Refiner will advise of acceptance or rejection of that Tanker within 24 hours of receiving such nomination from the Purchaser.

7.4   TANKER ARRIVAL

      (a) The Purchaser will arrange for the Tanker to give notices of its estimated time of arrival 7 days, 48 hours and 24 hours prior to ETA at the Port of Loading.

      (b) The Purchaser will use reasonable endeavours to present its Tanker for loading at the Moorings within the ALDR-3.

      (c) If, due to an event of Force Majeure, the Tanker is not presented at the Moorings within ALDR-3 ready to receive the Accepted Quantity of Product or is so presented but ceases to be able to lift the Accepted Quantity then without prejudice to the rights and obligations of the parties under the Agreement and these Conditions of Purchase the Parties will negotiate in good faith to try to agree on alternative arrangements.

7.5   NON-COMPLIANCE WITH TANKER SPECIFICATIONS

      Despite Condition 7.2(e), the Refiner will not be obliged to load any Tanker that does not comply with the specifications of the Port Regulations. In addition, and without liability, the Purchaser will provide access and other assistance to enable the Refiner to inspect the Tanker and any relevant documentation upon its arrival at the Moorings to ensure the Tanker complies with any Port Regulations.

8.    BERTH AND LOADING

8.1   SAFE BERTH

      The Refiner will provide, or cause to be provided to the Purchaser a safe and suitable berth at the Wharf.

8.2   ALLOWED LAYTIME

      (a) The Purchaser will be allowed 36 hours, Sundays and public holidays included, as laytime within which to load the Accepted Quantity (Allowed Laytime).

      (b) Should the vessel be loaded for the account of 2 or more purchasers, the Refiner will be liable only for its pro rata share of demurrage incurred at the Wharf based on the gross volume of cargo loaded for the Purchaser's account as a percentage of total gross cargo loaded.

                                    PAGE 30

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

8.3   COMMENCEMENT OF LAYTIME OR DEMURRAGE

      (a) If the Tanker arrives during ALDR-3, laytime (or time on demurrage if applicable) will commence upon arrival in berth or when six (6) hours has expired following tendering of a NOR, whichever occurs first. Arrival in berth will mean the Tanker being all fast alongside the Wharf.

      (b) If the Tanker arrives before the first day of the ALDR-3 and tenders an NOR before such date, laytime (or time on demurrage if applicable) will not commence until the Tanker is all fast in its berth at the Wharf or at 0600 hours local time on the first day of the ALDR-3 whichever is earlier; and

      (c) if the Tanker arrives after the end of the ALDR-3, laytime (or time on demurrage) will commence upon arrival, all fast in its berth.

      Laytime or, if the Tanker is on demurrage, time on demurrage, will continue until all cargo hoses have been disconnected upon final termination of loading.

8.4   LAYTIME AND DEMURRAGE EXCLUSIONS.

      Any delay or time consumed due to any of the following will not count as laytime or, if the Tanker is on demurrage, as time on demurrage.

      (a) The Tanker is on an inward passage moving from anchorage or other waiting place, including but not limited to awaiting daylight, tide, tugs or pilot from the time Tanker weighs anchor until Tanker is all fast in berth.

      (b) The Purchaser fails to give 48 hours or 24 hours notice of ETA pursuant to Condition 7.4(a).

      (c) The effect of local law regulations or intervention by local authorities including awaiting customs and immigration clearance, health clearance and pratique.

      (d) The Tanker Owner or Tanker operator or an Authority prohibiting loading at night.

      (e) Any deballasting or handling of slops, cleaning of tanks, pumps, pipelines, bunkering, or for any other purposes of the Tanker only, unless same is carried out concurrent with loading of Product such that no loss of time is involved.

      (f) Adverse weather and/or sea conditions that do not allow for the mooring of the Tanker all fast in berth.

      (g)   An objectively ascertainable event of Force Majeure.

      (h) Overflow, breakdown, inefficiency, repairs or other conditions whatsoever attributable to the vessel, such that the Tanker is unable to receive the shipment at a rate consistent with being able to expeditiously receive a supply of Product, in accordance with the loading capability of the relevant Tanker.

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

      (i)   The Tanker being in breach of Port Regulations and Facility
            Regulations.

      (j) Vessel fire or explosion, labour dispute, strike , go slow, work to rule, lock-out, stoppage or restraint of labour involving the master, officers or crew of the Tanker or tug boat or pilot.

      (k)   Awaiting cargo documentation instructions from the Purchaser.

      (l) Delay in or suspension of loading directed by the Refiner due to an unsafe condition of the Tanker.

      (m) Any other delay sought or caused solely by the Purchaser, Tanker Owner or Tanker operator for Tanker purpose.

      (n) Escape or discharge of fuel or product, containment or clean-up of fuel or Product spill or grave and imminent danger of the same which creates or would create a serious pollution damage on or from the Tanker.

      (o) Quarantine, unless such quarantine was in force at the time when such port was nominated by the Purchaser to the Tanker Owner or operator.

8.5   LAYTIME AND DEMURRAGE INCLUSIONS

      Time spent or lost due to any of the following will count as laytime, or if the Tanker is on demurrage, as time on demurrage:

      (a) any delay to the Tanker after the expiration of six (6) hours from NOR before arrival in berth or any delay to the Tanker after arrival in berth due to fire, explosion, strike, lock-out or stoppage of labour, breakdown of machinery or equipment in or about the Refinery or unavailability of cargo or unavailability of berth unless Force Majeure is declared by the Refiner in accordance with Clause 18 of the Agreement; or

      (b)   due to any other delay that is not caused solely by the Purchaser.

8.6   LAYTIME AND DEMURRAGE INCLUSIONS AT HALF RATE.

      Any delays not referred to in Conditions 8.4 and 8.5 for which laytime or demurrage consequences are not allocated in the Agreement, will count as laytime or, if the Tanker is on demurrage, as time on demurrage. If such demurrage is incurred, Refiner will pay demurrage at half the rate specified in Condition 8.7.

8.7   DEMURRAGE

      (a) The Refiner will be liable for demurrage costs for time on demurrage to the extent that the time period between commencement and termination of laytime, or if the vessel is on demurrage, time on demurrage, less any exclusions defined in Condition 8.4 exceeds the Allowed Laytime.

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

      (b) The Purchaser will submit to the Refiner within 90 days of the Bill of Lading Date any demurrage claim of the Purchaser together with a copy of the charter party.

      (c)   The Refiner will pay to the Purchaser demurrage, as determined in
            (a) above at the rate per day (or pro rata for part of a day) equal to the actual demurrage rate payable by the Purchaser to the Tanker Owner pursuant to the charter party between the Purchaser and the Tanker Owner or if the Tanker is time-chartered, a rate that was agreed between the Refiner and the Purchaser at the time the Tanker was nominated or accepted for the lifting.

      (d) The demurrage claim will be agreed no later than 3 months from the date documents supporting such claim are sent to the Refiner. Payment for demurrage claims must be paid no later than 1 month from the date of such agreement.

      (e) In the event of a delay beyond the deadlines referred to in paragraph (d) (which aggregate period will not under any circumstances exceed 4 months unless otherwise agreed in writing), late payment interest will be payable (at the rate defined in Condition 6.4) on the full demurrage amount agreed or if not so agreed, then claimed by the Purchaser, promptly paid with final settlement.

      (f) Except where liable under or caused by the breach of the Agreement or these Conditions of Purchase, or where resulting from the gross negligence of the Refiner, the Refiner will not be liable (other than for demurrage or for deadfreight as specified in Condition 9) for any loss or damage, direct or indirect which Purchaser may suffer as a result of the Tanker not being loaded within the Allowed Laytime.

9.    DEADFREIGHT

      (a) When the Refiner would begin to incur liability for demurrage costs under Condition 8.7 and less than 95% of the Accepted Quantity has been loaded on to a Tanker due to a shortage of Product, without prejudice to any other rights or any claims of the Purchaser made under or in relation to the Agreement or these Conditions of
            Purchase:

            (i) the Refiner must compensate for demurrage costs under Condition 8.7 and the Refiner must supply the remainder of the Accepted Quantity; or

            (ii) if the Refiner and the Purchaser can agree on the payment of deadfreight charges by the Refiner instead of compensation by the Refiner for demurrage pursuant to subparagraph (i), the Refiner may short-load that Tanker and pay the associated deadfreight charges to the Purchaser in accordance with that agreement. When a situation arises requiring discussions to seek agreement under this paragraph, the Purchase and the Refiner will enter into such discussions in good faith to

Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

                  identify and agree the more cost-effective option between incurring demurrage and deadfreight, taking account of the extent of the delay and the effect on the Purchaser of short-loading the Tanker, to mitigate to the extent possible the costs to the parties associated with the delay.

      (b) Despite paragraph (a), if the Purchaser has bona fide reasons (which it will notify to the Refiner) for not being able to delay the Tanker beyond 72 hours after the commencement of laytime (as ascertained under Condition 8.3) to await loading of 95% of Accepted Quantity then mutual agreement between the Purchaser and the Refiner is not required as contemplated in paragraph (a)(ii) and the Purchaser can order the Tanker to sail with deadfreight upon the expiry of that 72 hours with such actual deadfreight cost being reimbursed to the Purchaser by the Refiner on the Purchaser's demand.

      (c) It is acknowledged that the Refiner is not liable to pay deadfreight costs under this Condition 9 to the extent that the shortage of quantity is caused by an event of Force Majeure.

10.   ACCEPTANCE OF PORT REGULATIONS AND FACILITY REGULATIONS

      (a) The Refiner will provide the Purchaser with a full and complete set of the Port Regulations and Facility Regulations once these have been finalised, for the Purchaser's review and acceptance.

      (b) The Purchaser will cause copies of the Port Regulations and Facility Regulations to be provided to the Tanker Owner and the master of the Tanker nominated and accepted under Condition 7.2. The Purchaser will use all reasonable endeavours to ensure that the Tanker Owner and the master of the Tanker comply in all respects with the requirements set out in the Port Regulations and Facility Regulations.

11.   THE TANKER ARRIVES LATE AND CAUSES POTENTIAL TANK TOPS OR TANK TOPS

      (a) Where the Tanker is or will be late for an ALDR-3 and in the Refiner's reasonable opinion this is likely directly to cause production at the Refinery to be curtailed, then the Refiner may request the Purchaser to use an alternative acceptable Tanker capable of arriving within ALDR-3 to avoid reaching Tank Tops.

      (b) If a Tanker has not tendered its NOR within its allocated ALDR-3 and:

            (i)   as a direct result Tank Tops are likely to occur; and

            (ii) the Refiner can find another buyer with a suitable vessel to take the Product at short notice,

            the Refiner may sell a marketable quantity of Product to that other buyer to the extent required to make ullage for Product production

                                    PAGE 34
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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

            until the arrival of the Tanker. Such action must be preceded by consultation with the Purchaser conducted in good faith to mitigate the costs and consequences to the parties in taking such action, and the Refiner must issue a formal notification of specific intent to the Purchaser before taking any such action.

      (c) If action taken in paragraph (b) is unable to alleviate the potential Tank Tops and reaching Tank Tops before the arrival of the Tanker has become unavoidable, the Refiner can then take further reasonable action to minimise the impact on production at the Refinery caused by the late arrival of the Tanker. Such action may include to the extent that it is necessary reducing production or shutting down the Refinery partially or completely and/or selling some or all of the quantity due for delivery to the late Tanker to another buyer (and the Refiner will be relieved of its obligation to supply that Product to the Purchaser to the extent so sold). Such action must be preceded by consultation with the Purchaser conducted in good faith to mitigate the costs and consequences to the parties in taking such action, and the Refiner must issue a formal notification of specific intent to the Purchaser before taking any such action.

      (d) If as a consequence of the Refiner taking action under paragraph (c) the Refiner suffers loss, the Purchaser must pay the Refiner direct damages equal to those losses provided:

            (i) those losses relate to alternative sales of Products to other buyers under arms-length transactions; and

            (ii) the Refiner can demonstrate that those transactions are arms-length transactions,

            being an amount representing the difference between the actual FOB equivalent price received for such Product and the price that would have been payable by the Purchaser if purchased by the Purchaser as intended in accordance with the Accepted Nomination.

      (e) The Refiner will act in good faith and use its reasonable endeavours to minimise the costs it incurs and losses it suffers for which the Refiner may seek relief and compensation under this Condition 11.

      (f) Any amount payable by the Purchaser under or in relation to this Condition 11 is payable only if and to the extent that the Refiner provides accurate evidence in reasonable detail in support of the Refiner's claim of each cost it incurs and each loss it suffers in respect of which the Refiner seeks compensation under this Condition 11..

      (g) When a Tanker fails to tender a valid NOR within ALDR-3 such that delivery of the relevant cargo of Products is delayed beyond ALDR-3 and the Allowed Laytime, if the Refiner has taken action under paragraph (c) so that the Refinery has reduced the quantity of Product stored for delivery to its customers the Refiner may short-load the Tanker (without any obligation to pay deadfreight) to the extent it would have insufficient stocks of the relevant Product remaining to ensure that the Refiner is able to continue to fulfil its obligations to its

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

            customers (including to the Purchaser in relation to other Accepted Nominations) under its commitments to those customers at that time.

      (h) Payments associated with this Condition 11 will be due 30 days after the Refiner submits fully documented details of claim (including those details required by subparagraph (d)(ii) and paragraph (f)) to the Purchaser.

      (i) Despite paragraphs (a) to (h), any liability under or in relation to this Condition 11 will:

            (i) only arise (and the resulting claim by the Refiner will only become payable by the Purchaser) in the event of, and to the extent of, Gross Negligence on the part of Purchaser;

            (ii) not exceed a maximum amount of USD$[deleted for confidentiality] per day and will be payable only to the extent that:

                  (A) the aggregate amount paid by all Shell Group members that are customers of the Refiner loading product on to the relevant Tanker will not exceed USD$[deleted for confidentiality] per day; and

                  (B) the Refiner has no right to claim against other members of the Shell Group in its contractual arrangements with them in relation to the delay of the Tanker.

12.   QUANTITY AND QUALITY DETERMINATION

12.1  PRIMA FACIE CONCLUSIVE

      (a) The Refiner must establish and maintain an accredited laboratory to accurately test and record the quality of each Product when delivered pursuant to this Agreement in accordance with the testing methodology required by the Product Supply Specifications

      (b) The Refiner must accurately measure the quantities of Products when delivered in accordance with internationally recognised standards in respect of the Product supplied.

      (c) Subject to contrary evidence provided by an independent inspector appointed under Condition 12.3, the determinations of the laboratory (in respect of quality) and the Refiner (in respect of quantity) made in accordance with paragraphs (a) and (b), respectively, will be final and binding on both parties in the absence of fraud or manifest error.

12.2  OBLIGATIONS OF THE REFINER

      (a) At the time when a delivery of Products to a Tanker is completed, the laboratory and the Refiner pursuant to their activities in paragraphs (a) and (b) of Condition 12.1 must:

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

            (i) prepare and sign certificates that confirm and accurately document (in accordance with the obligations of the Refiner under paragraphs (a) and (b) of Condition 12.1) the quantity and the quality of each Product delivered;

            (ii) arrange for the delivery, as soon as reasonably possible, of original counterparts of those certificates to the master of the Tanker, the Purchaser, any independent inspector appointed under Condition 12.3 and to any other person as the Purchaser may reasonably require; and

            (iii) advise the Purchaser by telex, cable or facsimile of the quantity and quality recorded on such certificates (including details of any notations made by the independent inspector under Condition 12.3).

      (b)   The Refiner must ensure that:

            (i) a sufficient quantity of relevant representative samples of Products delivered as cargo on to a Tanker must be correctly taken and kept in accordance with internationally recognised methodology and practice; and

            (ii) the samples so obtained must be retained for at least 90 days after loading unless otherwise required or a dispute arises in connection with that cargo (in which event the Refiner will procure that such samples are retained for as long as required by either party).

12.3  INDEPENDENT INSPECTION

      (a) Should the Purchaser (or the Purchaser and the Refiner together) require an independent inspection of a Product by an independent inspector appointed by the Purchaser (or the Purchaser and the Refiner together if so agreed) when a delivery of Product is made to the Purchaser, the Refiner must:

            (i) allow and facilitate (and, to the extent possible, procure any other relevant persons to allow and facilitate) the inspection of the cargo by that independent inspector;

            (ii) provide, as is reasonably required by the independent inspector, all data, documentation, results and readings the Refiner has or can procure to facilitate an inspection of quality and quantity of the relevant Products by the independent inspector; and

            (iii) provide the independent inspector with the certificates prepared by the Refiner under Condition 12.2(a)(i), who before those certificates are delivered under Condition 12.2(a)(ii) will be permitted to:

                  (A) countersign such certificates to signify his agreement with the particulars and figures stated in those

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

                        certificates to the extent the independent inspector agrees with them;

                  (B) note on those certificates any disagreement the independent inspector has with the particulars and figures stated in those certificates; and

                  (C) compile, as the independent inspector thinks fit, independent certificates or documents that the Refiner must ensure accompany the certificates prepared by the Refiner.

      (b) The costs of an independent inspection under this Condition 12.3 will be borne by the Purchaser or, if jointly appointed, shared equally by the Purchaser and the Refiner.

12.4  NOTIFICATION OF CLAIMS

      Any claims as to shortage in the quantity or defects in the quality of Product loaded into a Tanker will be communicated by the Purchaser to the Refiner immediately after such shortage or quality defects are discovered. Such communications will be followed by a formal written notice of claim with all necessary details to properly process the claim. If no notification or formal written notice of claim is received within 70 days from the date of the discovery of the defects by the Purchaser, claims made in relation to them will be deemed to have been waived.

12.5  QUALITY SPECIFICATIONS

      A Product delivered by the Refiner to the Purchaser must conform with the Product Supply Specification for that Product.

13.   INSURANCE

      The Purchaser will ensure that (at no cost to the Refiner):

      (a) each Tanker arranged by the Purchaser will have on board all certificates of currency of insurance and financial responsibility in respect of oil pollution necessary for the proposed voyage, including a certificate of insurance required under the International Convention on Civil Liability for Oil Pollution Damage;

      (b) the Tanker Owners of each Tanker arranged by the Purchaser will be members of the International Tanker Owners Pollution Federation Limited; and

      (c) each Tanker arranged by the Purchaser has the standard level of oil pollution liability insurance available from the International Group of P&I Clubs on the date Tanker is accepted, and the standard level of excess oil pollution liability insurance available through market underwriters on such date (currently one billion United States Dollars).

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

14.   POLLUTION AT SEA LIABILITY

      The Purchaser will comply with all industry standards and legal provisions relating to pollution and will within those standards and provisions ensure that no trash, waste, oil, bilge water, or other pollutants will be discharged or allowed to escape into the sea such that such pollution or discharge affects the Wharf or the operations of the Refiner.

15.   TAXES, DUES, DUTIES AND IMPOSTS

15.1  PORT CHARGES.

      Any wharfage, harbour dues port charge, pilotage, line launches, tugs or similar charges (collectively PORT CHARGES) levied in respect of Product purchased by the Purchaser, whether chargeable on the cargo loaded or on the Tanker will be for the account of the Purchaser, unless the Parties agree otherwise in writing.

15.2  NEW IMPOSTS

      Any port charges levied in addition to those under Condition 15.1 in respect of Products bought by the Purchaser, whether chargeable on the cargo loaded or on the Tanker, will be for the account of the Purchaser, unless the Parties agree otherwise in writing.

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Domestic Sales Agreement
(SCHEDULE 1 - CONDITIONS OF PURCHASE FOR A SUPPLY OF            ARTHUR ROBINSON
PRODUCT AT WHARF)                                               & HEDDERWICKS

APPENDIX "A"

FORMAT OF LETTER OF INDEMNITY TO BE USED

FROM: InterOil Limited, incorporated in the Independent State of Papua New
      Guinea, Level 6, Defens Haus, Corner of Hunter and Musgrave Street, Port Moresby, NCD Papua New Guinea.

TO:   [Shell Oil Products (PNG) Limited] of __________________________

IN CONSIDERATION of your paying for the cargo of _________________________________ U.S. Barrels/Metric Tonnes of (type of crude oil and / or product) _________________________ which sailed from (Port) ___________ on (Tanker and date) ________________________________________ loaded with such cargo when the (document) _______________________________________ for such cargo has not been delivered to you at the time payment is due under our contract dated
______ ref: _________________________________________________________.

We hereby warrant to you that at the time property passed as specified under the terms of the above contract:

      (a)   we had the right to sell that cargo to you; and

      (b)   we had unencumbered title to that cargo.

We hereby irrevocably and unconditionally undertake to indemnify you on demand and hold you harmless against any claim made against you by anyone as a result of breach by us of any of our warranties as set out above, and all losses, costs (including, but not limited to costs as between attorney or solicitor and own client), damages, and expenses which you may suffer, incur or be put to which are not too remote as a result of our failure to deliver the above document(s) in accordance with the contract.

This indemnity will terminate on delivery by us of the aforesaid document(s) and their acceptance by you.

This indemnity will be governed by and construed in accordance with the laws and legal jurisdiction governing the aforesaid contract and all disputes, controversies or claims arising out of or in relation to this indemnity or the breach, termination or validity hereof not settled by negotiation will be resolved with the procedure provided in such contract.

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

SCHEDULE 2

CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT AT GANTRY

1.    DEFINITIONS

      In addition to the definitions in Clause 1 of the Agreement the following definitions apply in this Schedule unless the context otherwise requires.

      ACCEPTED QUANTITY means the quantity (allowing for plus or minus 5% operational tolerance) of Product agreed upon between the Refiner and the Purchaser pursuant to Condition 8.1 hereto.

      BARREL means a volume of 42 US standard gallons at 60(degree)F.

      CONDITIONS OF PURCHASE means these terms and conditions for the sale and purchase of Product, and will form part of the Agreement.

      GANTRY REGULATIONS means any regulation, operational or safety, applicable to the loading of road tankers at the Gantry, including but not limited to driver and truck certification, and which will be advised by Refiner to Purchaser prior to commencement of Commercial Production.

      TREASURY BILL RATE means the most recent, short dated treasury bill rate published by the Central Bank of Papua New Guinea.

      NOMINATED QUANTITY means the quantity of Product nominated by the Purchaser for lifting pursuant to Condition 8.2(a) hereto.

2.    GENERAL CONDITIONS

      (a) In relation to a supply of Product made, that Product will be supplied and delivered by the Refiner and purchased and taken by the Purchaser in accordance with the Agreement and these Conditions of Purchase, except that to the extent terms of a supply are inconsistent or lacking the following order of priority will apply to determine the terms of the supply:

            (i) where the parties specifically intend to derogate from terms and conditions determined under the Agreement, as may be agreed between the parties in writing in respect of that supply;

            (ii)  in accordance with the Agreement;

            (iii) in accordance with the conditions set out in this Schedule;
                  and

            (iv)  in accordance with Incoterms 2000.

      (b) References to the Refiner in these Conditions of Purchase include references to the Refiner's duly appointed representative or agent.

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

3.    PRODUCTS

      The Products to be supplied by the Refiner at the Gantry include:

      (c)   Propane

      (d)   LPG

      (e)   Unleaded Motor Spirit

      (f)   Jet/DPK

      (g)   Gasoil

      (h)   MDO

4.    PAYMENT TERMS

4.1   INVOICE FOR SUPPLY

      (a) The Refiner must provide to the Purchaser an invoice (together with such documents reasonably requested by the Purchaser) for Products delivered, which invoices will relate to agreed periods during which deliveries occur (DELIVERY PERIODS).

      (b)   The invoice issued under paragraph (a) must correctly state:

            (i) the total quantity of Product or Products supplied to the Purchaser, and when those deliveries took place;

            (ii) the total sum claimed to be due and owing to the Refiner, in Kina; and

            (iii) the Refiner's bank account details.

4.2   TIME AND METHOD OF PAYMENT

      (a) Subject to the other provisions of this Condition 4.2, the Purchaser must make payment in Kina for deliveries made at Gantry by telegraphic transfer to the Refiner's bank and to the account as directed in the Refiner's invoice free of all charges and without set off, discount, deduction or counter-claim not later than 20 calendar days after the mid-point of the delivery period to which the invoice relates.

      (b) Payments that fall due on a Sunday or Monday bank holiday in Papua New Guinea will be made on the following Business Day. Payments that fall due on a Saturday or any other bank holiday, except one falling on a Monday, in Papua New Guinea will be made on the preceding Business Day.

      (c) All bank charges incurred at the Refiner's bank will be for the Refiner's account. All bank charges incurred at the Purchaser's bank will be for the Purchaser's account.

      (d) The Refiner will use reasonable endeavours to ensure that all documents required (including those under Condition 6.1(a)) and information reasonably requested by the Purchaser to enable the

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

            Purchaser to make payment are sent to the Purchaser no later than 3 Business Days prior to the date payment is due, failing which the Purchaser is not obliged to make payment on the due date but must make payment 3 Business Days after the receipt of such requisite documents or information by the Purchaser.

4.3   INTEREST ON LATE PAYMENTS

      If a payment or part of a payment is not made by the Purchaser in accordance with these Conditions of Purchase when due, then interest will be paid on that amount due to the extent it remains outstanding from the date that payment was due until the date of payment at Treasury Bill Rate plus 2% per annum, calculated on a daily basis from the date due until and including the day of payment of that outstanding amount. If payment of amounts due from the Purchaser can be made by way of set-off against amounts due from the Refiner to the Purchaser, payment must be so made to the extent possible to reduce the Purchaser's liability to pay interest under this Condition.

4.4   CREDIT TERMS

      The Refiner may request appropriate credit terms on sales made under the Agreement, upon which the parties will agree on appropriate credit terms.

5.    NOMINATION, SCHEDULING AND ORDERS AT THE GANTRY

      (a) For a supply of Product at the Gantry under these Conditions of Purchase, the Nomination to which that supply relates is made by the Purchaser under Clause 7.1(f) of the Agreement and becomes an Accepted Nomination pursuant to Clause 7.3(b) of the Agreement.

      (b) The quantity of each Product to be supplied during a Delivery Period will be the aggregate quantity of that Product ordered by the Purchaser for lifting during that Delivery Period (as accepted into the relevant Accepted Nomination by the Refiner) and shall be referred to as the Accepted Quantity of the supply of Product to be made during the relevant Delivery Period (the ACCEPTED QUANTITY).

      (c) Upon an Accepted Nomination coming into effect for the supply of Product at the Gantry in a Delivery Period:

            (i) the Purchaser must make sufficient purchase orders before and during that Delivery Period to the extent required to fulfil all its contracted obligations to purchase the full amount of the Accepted Quantity for that Delivery Period; and

            (ii) the Refiner must supply Product during that Delivery Period as requested in those purchase orders in accordance with and subject to the terms of the Agreement and these Conditions of Purchase, provided that this obligation on the Refiner to supply is limited to the extent that the total quantity of Product requested by the Purchaser to be supplied under purchase orders in the Delivery Period becomes greater than the Accepted Quantity for that Delivery Period.

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

      (d) If a purchase order is made by the Purchaser at least 24 hours before the Purchaser intends to take delivery of the Product the subject of that purchase order, subject to any other applicable Conditions of Purchase the Refiner must accept that Purchaser Order and satisfy it within the time specified in, and otherwise in accordance with the terms relating to, that purchase order.

      (e) If a purchase order is made by the Purchaser at any time during the 24 hours before the Purchaser intends to take delivery of the Product the subject of that purchase order, the Refiner will exercise all reasonable endeavours to satisfy that purchase order, but is not obliged to make a supply pursuant to that purchase order until 24 hours from the time it is made.

      (f) The Refiner must notify the Purchaser within 24 hours of receipt of a purchase order (or if the Purchaser requests a delivery in less than 24 hours, as soon as reasonably possible before the time of the requested delivery) if it is unable to satisfy that purchase order in whole or in part. Notification given in accordance with this Condition in no way reduces or affects any liability of the Refiner to the Purchaser for failure to supply the Product in accordance with the Agreement or these Conditions of Purchase.

      (g) The Refiner will be entitled to limit supplies to the monthly Accepted Quantity, pro-rata on a daily basis.

6.    COMPLIANCE WITH GANTRY REGULATIONS

      (a) The Purchaser will ensure that all road tankers arriving at the Gantry for loading will comply with the Gantry Regulations.

      (b) Without limitation to the Purchaser's obligations pursuant to Condition 3.4(a) the Purchaser will provide to the Refiner or the Refiner's Representative appropriate documentation to enable the Refiner to verify compliance with the Gantry Regulations for any road tanker that may arrive at the Gantry to load Product for the Purchaser, provided that if the Purchaser is not able to supply such documentation, the Purchaser will at the time of confirmation provide a notice of compliance to the Refiner, in a form acceptable to the Refiner, and accepted by the Refiner prior to the commencement of loading.

      (c) The Refiner will not be obliged to load any road tanker that does not comply with the Gantry Regulations.

7.    PRODUCT MEASUREMENT

      (a) Quantities transferred to the Purchaser's road tankers at the Gantry will be measured by the Refiner using its meter(s). Such measurement will be final and binding in the absence of manifest error.

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

      (b) The Refiner will maintain such records as are necessary to record the quantities of Product supplied pursuant to the Agreement and the Purchaser will have access to such records as reasonably required.

8.    VEHICLES AND INSPECTION

      (a) The Purchaser will provide road tankers which are compatible with the Refiner's Gantry, as may be advised by the Refiner from time to time, and which conform to all statutory and the Refiner's loading and safety standards, and comply with Gantry Regulations as advised from time to time.

      (b) The Purchaser warrants that all road tankers presented for loading conform to all statutory requirements for the transport of Dangerous Goods and have full vapour vent interlock.

      (c) The Purchaser will present road tankers for loading in a condition fit to receive the Product nominated by the Purchaser.

      (d) The Purchaser will present road tankers and drivers which hold current accreditation under the AIP Passport and Safe Load Pass, as per AIP Guidelines GL-7 (or other Standard agreed between the Parties), and any additional requirements advised by the Refiner.

9.    PRODUCT QUALITY

      (a) A Product delivered by the Refiner to the Purchaser must conform with the Product Supply Specification for that Product, and the Refiner warrants that it will.

      (b) If the Purchaser wishes to make a claim in relation to the quality of any Product, the Purchaser will:

            (i) give notice to the Refiner of any claim it proposes to make, within three working days of the alleged defect coming to its attention, specifying fully the facts related to the allegation;

            (ii) use its best endeavours to minimise any loss or damage arising from the alleged defect.

      (c)   Following a claim under paragraph (b) the Refiner will:

            (i) give the Purchaser reasonable opportunity to take samples, inspect and test the Product in respect of which the claim is made; and

            (ii) otherwise co-operate with the Purchaser in the Purchaser's investigation of the claim.

      (c) If the Purchaser complies with the provisions of paragraph (b), the Refiner will consider and report to the Purchaser the results of its consideration of the claim as soon as possible. In the event that the Product does not conform to Product Supply Specifications, then the Refiner will indemnify the Purchaser in respect to all damage, loss, claims, actions or liability incurred as a result, except to the extent that such damage, loss,

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

            claims, actions or liabilities are deemed to be due to the negligent act or omission or default of the Purchaser its servants, agents or contractors.

      (d) For the avoidance of doubt the provisions of paragraphs (a) and (b) will not apply where the Refiner advises the Purchaser prior to passing of title under Clauses 13.2 and 13.3 that the Products in question are non-conforming and notwithstanding such advice the Purchaser elects to take delivery of same.

10.   ADDITIVE FEATURES

      (a) The Purchaser and the Refiner will mutually agree whether additive facilities are required at the Refinery and if agreed then the Purchaser will pay the Refiner for the installation, including initial capital cost, and maintenance of all facilities (which are not otherwise used by the Refiner) required for injecting the Purchaser additives to the Product as required by the Purchaser at the Gantry.

      (e) The Purchaser will provide at its own cost all additives required for dosing Purchaser's Products.

      (f) The Purchaser's non fixed assets paid for and maintained by the Purchaser remain the property of the Purchaser and can be removed at the conclusion of the agreement. However fixed assets will remain the property of the Refiner.

      (g) The Purchaser's assets at the Gantry are to be insured by the Purchaser. However the Refiner is responsible for any damage caused by the Refiner to the Purchaser's assets at the Gantry except to the extent arising as a result of the negligent act or omission or default of the Purchaser. The Refiner will not be responsible for any damage caused by third parties.

11.   ACCESS

      Access to Product from the road at the Gantry is available 10 hours, 6 days per week except when the Gantry has been stocked out of Product and/or during tanker discharges into the Gantry facility. The Refiner will notify the Purchaser as soon as practicable of any proposed tanker discharges or actual or envisaged stock outs.

12.   DOCUMENTATION

      The Refiner will provide the Purchaser in a timely manner and in any event before passage of title in the Product, with the necessary accounting and other documentation as required under the statutory requirements for the transport of Dangerous Goods.

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Domestic Sales Agreement
(SCHEDULE 2 - CONDITIONS OF PURCHASE FOR SUPPLY OF PRODUCT       ARTHUR ROBINSON
AT GANTRY)                                                       & HEDDERWICKS

13.   TITLE AND RISK

      Product to be supplied to the Purchaser under the Agreement is collected by the Purchaser or the Purchaser's nominated carrier from the Gantry or such other place as is agreed between the parties, and ownership and risk in the Product will pass to the Purchaser when the Product passes through the first flange on the manifold of the Purchaser's road tanker or other carrier vehicle nominated by the Purchaser as the case may be.

Domestic Sales Agreement                                        ARTHUR ROBINSON
(SCHEDULE 3 - DEED OF NOVATION)                                 & HEDDERWICKS

SCHEDULE 3

DEED OF NOVATION

DATE

PARTIES

    1. SHELL PAPUA NEW GUINEA LIMITED (company number 1-6349) of Level 10, Pacific Place, Cnr Musgrave Street and Champion Parade, Port Moresby, Papua New Guinea (SPNG)

    2. [SHELL OIL PRODUCTS (PNG) LIMITED / OTHER NOMINATED SHELL GROUP COMPANY] (company number [#]) of [Level 10, Pacific Place, Cnr Musgrave Street and Champion Parade, Port Moresby, Papua New Guinea] ([SOPL]).

    3. INTEROIL LIMITED (company number 1-22826) of Level 6, Defens Haus, Cnr Hunter Street and Champion Parade, Port Moresby, Papua New Guinea (the REFINER).

RECITALS

     A SPNG and the Refiner are parties to a domestic sales agreement (the DOMESTIC SALES AGREEMENT) dated [#].

     B It is intended by the Shell group of companies and acknowledged and agreed by SPNG and the Refiner in the Domestic Sales Agreement that [SOPL] will replace the present activities of SPNG in distributing petroleum products in Papua New Guinea.

     C The Domestic Sales Agreement must be novated in the form of this Deed as a condition to the Domestic Sales Agreement becoming fully effective within its terms.

     D As a result, the parties to this Deed have agreed that the Domestic Sales Agreement will be novated on the terms of this Deed, so that:

            (a) [SOPL] becomes a party to the Domestic Sales Agreement in place of SPNG; and

            (b) SPNG is released from its obligations under the Domestic Sales Agreement.

IT IS AGREED as follows.

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Domestic Sales Agreement                                        ARTHUR ROBINSON
(SCHEDULE 3 - DEED OF NOVATION)                                 & HEDDERWICKS

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

      The following definitions apply unless the context requires otherwise.

      DOMESTIC SALES AGREEMENT has the meaning given in Recital A.

      EFFECTIVE DATE means [the Commencement Date defined in the Domestic Sales Agreement].

      PURCHASER has the meaning given in the Domestic Sales Agreement.

1.2   INTERPRETATION

      Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

      (a)   A gender includes all genders.

      (c)   The singular includes the plural and conversely.

      (d) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

      (e) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

      (f) The meaning of general words is not limited by specific examples introduced by INCLUDING, or FOR EXAMPLE, or similar expressions.

      (g) A reference to an agreement or document including a reference to this Deed is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

      (h) A reference to a party to this Deed or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

2.    NOVATION

2.1   NOVATION

      With effect on and from the Effective Date:

      (a) [SOPL] is substituted for SPNG as a party under the Domestic Sales Agreement; and

      (b) the Domestic Sales Agreement takes effect as an agreement on the same terms as previously except that references to SPNG or the Purchaser will be read and construed as if they were references only to [SOPL].

Domestic Sales Agreement                                        ARTHUR ROBINSON
(SCHEDULE 3 - DEED OF NOVATION)                                 & HEDDERWICKS

2.2   ASSUMPTION OF BENEFITS AND OBLIGATIONS

      With effect on and from the Effective Date [SOPL] is bound by and must comply with the provisions of the Domestic Sales Agreement binding on SPNG or the Purchaser and assumes all of the rights and benefits of SPNG and the Purchaser under the Domestic Sales Agreement.

2.3   RELEASE OF SPNG

      With effect on and from the Effective Date the Refiner releases SPNG from all:

      (a) its obligations and liabilities (whether stated as the obligations of SPNG or the Purchaser) under the Domestic Sales Agreement; and

      (b) actions, claims or proceedings that it may have against SPNG or the Purchaser under or in respect of the Domestic Sales Agreement.

3.    NOTICES

      For the purposes of Clause [[16] NOTE: CROSS REFERENCE TO THE NOTICES CLAUSE] of the Domestic Sales Agreement, the address of [SOPL] to which any notice, demand, consent or other communication must be delivered is:

                  [Level 10
                  Pacific Place
                  Cnr  Musgrave Street and Champion Parade
                  Port Moresby
                  Papua  New Guinea

                  Attention:  Company Secretary

                  Fax No: +675 321 1842]

4.    COSTS, STAMP DUTIES

      (a) Each party will bear its own costs and expenses in relation to the preparation and execution of this Deed, including legal costs and expenses.

      (b) The Refiner must pay all stamp, transaction, registration and similar taxes (including fines, penalties and interest) that may be payable or determined to be payable in relation to the execution, delivery or performance of this Deed or any other transaction contemplated by this Deed.

5.    GOVERNING LAW

      This Deed is governed by the law of Papua New Guinea. Each party submits to the exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia in connection with matters concerning this Deed.

Domestic Sales Agreement                                        ARTHUR ROBINSON
(SCHEDULE 3 - DEED OF NOVATION)                                 & HEDDERWICKS

6.    COUNTERPARTS

      This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

EXECUTED as a Deed.

[Each attorney executing this Deed states that he or she has no notice of revocation or suspension of his or her power of attorney.]

[NOTE: INSERT THE APPROPRIATE EXECUTION CLAUSES.]

Domestic Sales Agreement                                        ARTHUR ROBINSON
(SCHEDULE 3 - DEED OF NOVATION)                                 & HEDDERWICKS

EXECUTED as an agreement.

SIGNED for and on behalf of SHELL
PAPUA NEW GUINEA LIMITED by its
authorised signatory in the
presence of:
                                                            ____________________
                                                            Authorised signatory
______________________________
Witness
                                                            ____________________
Name and address                                             Name and Title

SIGNED for and on behalf of
INTEROIL LIMITED by its authorised
signatory in the presence of:
                                                            ____________________
                                                           Authorised signatory
______________________________
Witness
______________________________                              ____________________
Name and address                                             Name and Title